Execution Version 1 147991785_5 SECOND AMENDMENT TO LOAN, GUARANTY AND SECURITYAGREEMENT THIS SECOND AMENDMENT TO LOAN, GUARANTY AND SECURITY AGREEMENT (this “Amendment”), dated as of September 3, 2021 is by and among KEY TRONIC CORPORATION, a Washington corporation (“Key Tronic”), CDR MANUFACTURING, LLC, a Kentucky limited liability company (“CDR”), AYRSHIRE ELECTRONICS OF ARKANSAS LLC, a Kentucky limited liability company (“Ayrshire Arkansas”), and AYRSHIRE ELECTRONICS OF MISSISSIPPI, LLC, a Kentucky limited liability company (“Ayrshire Mississippi”; and together with Key Tronic, CDR, Ayrshire Arkansas, each, a “Borrower” and collectively, the “Borrowers”), K T SERVICES, INC., a Washington corporation (“KT”), and KEY TRONIC CHINA LTD., a Washington corporation (“KTC” together with KT, each, a “Guarantor” and collectively, the “Guarantors”; and together with the Borrowers, each, an “Obligor” and collectively, the “Obligors”), the financial institutions party to the Loan Agreement (as defined below) from time to time as lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (in such capacity, the “Agent”). RECITALS WHEREAS, the Borrowers, Guarantors, Agent and the Lenders are parties to that certain Loan, Guaranty and Security Agreement, dated as of August 14, 2020 (as amended, restated, amended and restated, modified, or supplemented from time to time, including pursuant to this Amendment, the “Loan Agreement”), pursuant to which the Agent and the Lenders provide Borrowers with certain financial accommodations. WHEREAS, the Obligors have requested that Agent and Lenders amend the Loan Agreement as set forth herein, which Agent and Lenders are willing to do, but solely on the terms and conditions hereafter set forth. NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: ARTICLE I DEFINITIONS Section 1.01 Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement. Section 1.02 Recitals. The Recitals above are incorporated herein as though set forth in full and Borrower stipulates to the accuracy of each of the Recitals. ARTICLE II AMENDMENT TO LOAN AND SECURITY AGREEMENT Section 2.01 Deleted Definitions. The following definitions in Section 1.1 of the Loan Agreement are hereby deleted without substitution: LIBOR Screen Rate LIBOR Successor Rate

LIBOR Successor Rate Conforming Changes

Scheduled Unavailability Date

Section 2.02 **New Definitions**. The following definitions are hereby added to Section 1.1 of the Loan Agreement to read in their entirety as follows:

Account Debtor Approved Country: means any of the following countries: (a) Australia, (b) any member state of the European Union as of April 30, 2004, and (c) the United Kingdom of Great Britain and Northern Ireland.

Mark to Market Reserve: a reserve established by Agent in its Permitted Discretion in an amount equal to the mark to market obligation of Borrowers' related to Swaps to the extent such obligations exceed the aggregate amount of $500,000.

Rescindable Amount: has the meaning as defined in Section 5.1(b).

Second Amendment Effectiveness Date: September 3, 2021.

Section 2.03 **Amended Definitions**. The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

Applicable Margin: the margin set forth below, as determined by the average daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability	Base Rate Loans	LIBOR Loans
I	< $17,500,000	1.75%	2.75%
II	> $17,500,000 < $35,000,000	1.50%	2.50%
III	> $35,000,000	1.25%	2.25%

Margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Borrowers' failure to deliver any Borrowing Base Report when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level I were applicable until the first day of the calendar month following its receipt. Notwithstanding the above, all margins with respect to Loans which are FILO Loans shall be determined based on the margins set forth in the appropriate level above plus 1.00%.

Availability Block: $6,500,000.

Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Availability Block; (c) the Dilution Reserve; (d) the Mark to Market Reserve; and (e) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time, including, but not limited to, (i) the Inventory Reserve, (ii) the Bank Product Reserve, and (iii) liabilities secured by Liens upon Collateral that are or may be senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); provided, that Agent may only initially

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3 147991785_5 establish reserves under clause (e) during the existence of an Event of Default (it being understood that once established, the reserves under clause (e) may be continued and maintained if the applicable Event of Default is no longer in existence). Borrowed Money: with respect to any Borrower and any of its Subsidiaries, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Borrower or Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person; provided that Subsidiary Real Estate Debt existing on the Second Amendment Effectiveness Date shall not be included as “Borrowed Money” for purposes of clause (a) of the definition of “Cash Flow Leverage Ratio”. EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income calculated before (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) gains or losses arising from the sale of capital assets, (v) gains arising from the write-up of assets, (vi) non-cash gains or losses arising from the write-down of assets, (vii) any extraordinary gains, (viii) non-recurring cash expenses related to COVID-19 and incurred prior to the Closing Date, not to exceed $2,688,554 in the aggregate, and (ix) any other items approved by Agent (in each case, to the extent included in determining net income). Excess Raw Material Limit: $500,000, which amount shall be reduced to $0 on August 14, 2022. LIBOR: for any day, the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to such day, for a term equal to the London interbank offered rate for a 30 day interest period, or successor rate approved by Agent pursuant to Section 3.6, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any successor rate determined pursuant to Section 3.6 shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that in no event shall LIBOR or such successor rate determined pursuant to Section 3.6 be less than 0.50% (which floor shall be reduced to zero percent (0.00%) upon confirmation by Agent that Borrowers maintain Agent and its affiliates as their primary depository institution for all cash management and treasury needs). Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of Obligors taken as a whole, the value of any material Collateral, the enforceability of any Loan Document, or the validity or priority of Agent’s Lien on any Collateral; (b) impairs the ability of Obligors taken as a whole to perform their obligations under the Loan Documents, including

4 147991785_5 repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral; provided that with respect to clause (a), the impacts of COVID-19 on the business, operations, Properties or condition (financial or otherwise) of the Borrowers or any of their Subsidiaries that occurred, or were reasonably expected to occur, and were disclosed to Agent in writing prior to the date of this Agreement shall not be deemed to constitute a Material Adverse Effect. Reporting Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability is less than the greater of (x) $12.5% of the Borrowing Base and (y) $12,500,000; and (b) continuing until, during each of the preceding 60 consecutive days, no Event of Default has existed and Availability has been more than the greater of (x) 12.5% of the Borrowing Base and (y) $12,500,000. Termination Date: September 3, 2026, or such earlier date on which the Commitments terminate hereunder. Section 2.04 Amendment to Definition of Eligible Account. Clauses (d), (g) and (p) of the definition for Eligible Account in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows: (d) it does not materially conform with a covenant or representation herein; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, other than (i) an Account which is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent in its Permitted Discretion; provided that the aggregate Value of Accounts supported by a letter of credit and deemed eligible under this sub-clause (g)(i) shall at no time exceed $3,000,000 or (ii) an Account from an Account Debtor that is satisfactory in all respects to Agent in its Permitted Discretion and organized or has its principal offices or assets in an Account Debtor Approved Country; provided that the aggregate Value of Accounts deemed eligible under this sub-clause (g)(ii) shall at no time exceed $2,500,000; (p) it is deemed to be ineligible due to the Account Debtor’s financial condition or perceived financial condition by Agent in its Permitted Discretion. Section 2.05 Amendment to Definition of Inventory Formula Amount. Clause (e) of the definition for Inventory Formula Amount in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows: (e) the lesser of (i) 65% of the Value of Eligible Work In Process Inventory; (ii) 85% of the NOLV Percentage of the Value of Eligible Work In Process Inventory; or (iii) $4,000,000. Section 2.06 Amendment to Section 1.5 of the Loan Agreement. Section 1.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows. 1.5 [Reserved].

5 147991785_5 Section 2.07 Amendment to Section 2.1.7 of the Loan Agreement. Section 2.1.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows: 2.1.7. [Reserved]. Section 2.08 Amendment to Section 3.1.4 of the Loan Agreement. Section 3.1.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows: 3.1.4 [Reserved]. Section 2.09 Amendment to Section 3.6 of the Loan Agreement. Section 3.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

6 147991785_5 3.6 Inability to Determine Rates. (a) Notwithstanding anything to the contrary herein or in any other Loan Document: (i) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3- month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then- current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis. (ii) (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then- current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Agent determines that neither of such alternative rates is available. (y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

7 147991785_5 (iii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrowers’ receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate. (iv) In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. (v) The Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 3.6(a), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.6(a). (vi) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings. (b) Definitions. As used herein, the following terms have the meanings set forth below:

8 147991785_5 “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date. “Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.6(a) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof. “Benchmark Replacement” means: (1) For purposes of Section 3.6(a)(i), the first alternative set forth below that can be determined by the Agent: (a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or (b) the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points); provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Agent determines that Term SOFR has become available and is administratively feasible for the Agent in its sole discretion, and the Agent notifies the Borrowers and each Lender of such availability, then from and after the beginning of the interest period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and (2) For purposes of Section 3.6(a)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for syndicated credit facilities at such time;

9 147991785_5 provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents (which floor shall be reduced to zero percent (0.00%) upon confirmation by Agent that Borrowers maintain Agent and its affiliates as their primary depository institution for all cash management and treasury needs). Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). “Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then- current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Agent, that will continue to provide any representative tenors of such Benchmark after such specific date. “Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

10 147991785_5 “Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders. “Early Opt-in Election” means the occurrence of: (1) a determination by the Agent, or a notification by the Borrowers to the Agent that the Borrowers have made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.6(a), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (2) the joint election by the Agent and the Borrowers to replace LIBOR with a Benchmark Replacement and the provision by the Agent of written notice of such election to the Lenders. “Other Rate Early Opt-in” means the Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR- based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.6(a)(ii) and paragraph (2) of the definition of “Benchmark Replacement”. “Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto. “SOFR Early Opt-in” means the Agent and the Borrowers have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.6(a)(i) and paragraph (1) of the definition of “Benchmark Replacement”. “Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body. Section 2.10 Amendment to Section 5.1 of the Loan Agreement. Section 5.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows: 5.1 General Payment Provisions.

11 147991785_5 (a) In General. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion. (b) Payments by Borrowers; Presumptions by Agent. (i) Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. (ii) With respect to any payment that the Agent makes for the account of the Lenders or the Issuing Bank hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount, which in the case of clause (2) shall be limited to the amount in excess of the amount so paid by the Borrowers, so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. A notice of the Agent to any Lender or the Borrowers with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error. Section 2.11 Amendment to Section 10.1.1 of the Loan Agreement. Clause (b) of Section 10.1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows: (b) Reimburse Agent for all its charges, costs and expenses in connection with (i) examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate up to two (2) time per calendar year; and (ii) appraisals of Inventory up to two (2) time per calendar year; provided, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

12 147991785_5 Section 2.12 Amendment to Section 11.1 of the Loan Agreement. Clause (d) of Section 11.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows: (d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; Section 2.13 New Section 12.16 of the Loan Agreement. A new Section 12.16 of the Loan Agreement is hereby added to read as follows: 12.16 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender or the Issuing Bank (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount. Section 2.14 Amendment to Schedule 1.1 of the Loan Agreement. Schedule 1.1 of the Loan Agreement is hereby amended and restated in the form attached hereto as Exhibit A. ARTICLE III REPRESENTATIONS AND WARRANTIES Section 3.01 Representations and Warranties. To induce Agent and the Lenders to execute this Amendment, each Obligor hereby represents and warrants to Agent and the Lenders as follows: (a) the execution, delivery and performance of this Amendment by the Obligors has been duly authorized, and this Amendment constitutes the legal, valid and binding obligation of each Obligor enforceable against such Obligor in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; (b) the execution, delivery and performance of this Amendment by each Obligor does not require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect); (c) after giving effect to this Amendment, each of the representations and warranties of each Obligor in the Loan Agreement and the other Loan Documents, are true and correct in all respects

13 147991785_5 (or, in the case of any representation and warranty qualified by materiality, Material Adverse Effect or any similar concept, are true and correct in all respects) with the same effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all respects (or, in the case of any representation and warranty qualified by materiality, Material Adverse Effect or any similar concept, are true and correct in all respects) as of such earlier date); and (d) after giving effect to this Amendment, no Event of Default or Default exists. ARTICLE IV CONDITIONS TO EFFECTIVENESS Section 4.01 Conditions Precedent to Effectiveness of Amendment. The obligation of the Agent and Lenders to enter into this Amendment is subject to the following conditions precedents: (a) This Amendment shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof. (b) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that there are no changes in the Organic Documents of such Obligor since the Closing Date; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (iii) to the title, name and signature of each Person authorized to sign the Loan Documents, and (iv) that the attached good standing certificates for such Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification, are true and correct. (c) Borrowers shall have paid all fees, costs, and expenses of Agent (including, without limitation, an amendment fee of $80,000). (d) Agent shall have received, all in form and substance satisfactory to Agent in its discretion, such other agreements, instruments, documents, certificates and opinions as Agent may reasonably request. ARTICLE V ADDITIONAL COVENANTS AND MISCELLANEOUS Section 5.01 Acknowledgment by Obligors. Each Obligor hereby represents and warrants that the execution and delivery of this Amendment and compliance by each Obligor with all of the provisions of this Amendment: (a) are within the powers and purposes of each Obligor; (b) have been duly authorized or approved by the board of directors or managers of each Obligor; and (c) when executed and delivered by or on behalf of each Obligor, will constitute valid and binding obligations of each Obligor, enforceable in accordance with their terms. Each Obligor reaffirms its obligation to pay all amounts due to Agent and Lenders under the Loan Documents in accordance with the terms thereof, as modified hereby. Section 5.02 Release. (a) In consideration of the agreements of Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor, on behalf of itself and its successors, assigns, and other legal representatives (collectively, the

14 147991785_5 “Releasors” and each, a “Releasee”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (collectively, Agent, each Lender, and all such other Persons, the “Releasees”, and each, a “Releasee”), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, and rights of set off whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or that reasonably should be known, suspected or that reasonably should be suspected, both at law and in equity (and all defenses that may arise out of the foregoing), which such Obligor or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which has arisen at any time on or prior to the date of this Amendment for or on account of, or relating to the Loan Agreement or any of the other Loan Documents or transactions thereunder. (b) Each Obligor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense in respect of the matter covered thereby and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. (c) Each Obligor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. (d) Each Obligor, on behalf of itself and each Releasor, hereby absolutely, unconditionally, and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding, or otherwise) any Releasee on the basis of any Claim released, remised, and discharged by such Obligor pursuant to this Section 5.02. Each Borrower, for itself and each other Releasor, agrees and acknowledges that all applicable attorneys’ fees and costs incurred by any Releasee as a result of any violation of the foregoing covenant shall constitute Extraordinary Expenses under the Loan Agreement. Section 5.03 Effect of Amendment. The parties hereto agree and acknowledge that: (i) nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Loan Agreement or any of the other Loan Documents other than as expressly set forth herein and further agree and acknowledge that the Loan Agreement (as modified hereby) and each of the other Loan Documents remain and continue in full force and effect and are hereby ratified and confirmed; (ii) nothing contained in this Amendment in any manner or respect requires Agent or any Lender to refund, disgorge or otherwise return any cash payments of principal, interest, fees or other amounts made by any Obligor prior to the date hereof and (iii) other than as expressly set forth herein, the obligations under the Loan Agreement and the guarantees, pledges and grants of security interests created under or pursuant to the Loan Agreement and the other Loan Documents continue in full force and effect in accordance with their respective terms and the Collateral secures and shall continue to secure the Obligors’ obligations under the Loan Agreement as amended by this Amendment and any other obligations and liabilities provided for under the Loan Documents. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a consent or waiver of any rights, power or remedy of the Lenders or Agent under the Loan Agreement or any other Loan Document, nor constitute a consent or waiver of any provision of the Loan Agreement or any other Loan Document. No delay on the part of any Lender or Agent in exercising any of their respective rights, remedies, powers and privileges under the Loan Agreement or any of the Loan Documents or partial or single exercise thereof, shall constitute a consent to or waiver thereof. None of the terms and conditions of this Amendment may be changed, consented to, waived, modified or varied in any manner, whatsoever, except in accordance with Section 14.1 of the Loan Agreement. Upon

15 147991785_5 the effectiveness hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby. Section 5.04 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of the executed counterpart of this Amendment by telecopy or electronic mail (including electronically in “.pdf” format) shall be as effective as delivery of a manually executed counterpart to this Amendment. Section 5.05 Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder. Section 5.06 Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment. Section 5.07 Entire Agreement. This Amendment embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof. Section 5.08 References. Any reference to the Loan Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. Reference in any of this Amendment, the Loan Agreement or any other Loan Document to the Loan Agreement shall be a reference to the Loan Agreement as amended hereby and as may be further amended, modified, restated, supplemented or extended from time to time. Section 5.09 Governing Law. THIS AMENDMENT AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. Section 5.12 Electronic Signatures. This Amendment may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Amendment. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. [Signature Pages Follow]

147991785_5 EXHIBIT A Schedule 1.1 Commitments of Lenders Name of Lender Amount of Commitment Bank of America, N.A. $120,000,000 Total: $120,000,000